BRIDGE FACILITY

CREDIT AGREEMENT

by and among

LANDRY’S RESTAURANTS, INC.,

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

WELLS FARGO FOOTHILL, LLC

as the Administrative Agent,

WELLS FARGO FOOTHILL, LLC AND JEFFERIES FINANCE LLC,

as Co-Lead Arrangers and Co-Bookrunners, and

WELLS FARGO FOOTHILL, LLC AND JEFFERIES FINANCE LLC,

as Co-Syndication Agents

Dated as of December 22, 2008

- i -

(continued)

- ii -

(continued)

			Page
	5.14	Material Contracts	27

	5.15	Maintenance of Ratings	27

6.	NEGATIVE COVENANTS		28

	6.1	Indebtedness	28

	6.2	Liens	28

	6.3	Restrictions on Fundamental Changes	28

	6.4	Disposal of Assets	28

	6.5	Change Name	28

	6.6	Nature of Business	29

	6.7	Prepayments and Amendments	29

	6.8	Change of Control	29

	6.9	Restricted Junior Payments	29

	6.10	Accounting Methods	31

	6.11	Investments	31

	6.12	Transactions with Affiliates	31

	6.13	Limitations on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries	32

	6.14	Limitation on Issuance of Capital Stock	33

	6.15	Use of Proceeds	33

	6.16	Borrower as Holding Company	34

7.	FINANCIAL COVENANTS		33

8.	EVENTS OF DEFAULT		34

9.	RIGHTS AND REMEDIES		36

	9.1	Rights and Remedies	36

	9.2	Remedies Cumulative	36

10.	WAIVERS; INDEMNIFICATION		36

	10.1	Demand; Protest; etc	36

	10.2	The Lender Group’s Liability for Collateral	36

	10.3	Indemnification	36

11.	NOTICES		37

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		38

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		39

	13.1	Assignments and Participations	39

	13.2	Successors	42

- iii -

(continued)

- iv -

(continued)

		Page
17.10	Lender Group Expenses	55

17.11	USA PATRIOT Act	55

17.12	Integration	55

- v -

(continued)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrower
Schedule 4.1(c)	Capitalization of Borrower’s Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of December 22, 2008, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company (“WFF”), as the administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”), WFF and JEFFERIES FINANCE LLC, a Delaware limited liability company (“Jefferies Finance”), as co-lead arrangers and co-bookrunners (each in such capacity, together with its successors and assigns in such capacity, a “Co-Arranger”), WFF and Jefferies Finance, as co-syndication agents (each in such capacity, together with its successors and permitted assigns in such capacity, a “Co-Syndication Agent”), and LANDRY’S RESTAURANTS, INC., a Delaware corporation (“Borrower”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”), consistently applied. If, at any time after the date of this Agreement, any material change is made to GAAP or Borrower’s accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement, Borrower shall notify Agent of the change and Borrower and Agent shall negotiate in good faith to amend such covenant to restore Borrower and the Lenders to the position that they occupied before the implementation of such material change in GAAP or accounting practices; provided that if Borrower and Agent are unable to reach agreement within 30 days following the implementation of such material change, Agent shall be permitted, acting in good faith, to make such amendments to the covenants set forth in this Agreement as it reasonably determines are necessary to restore Borrower and the Lenders to the position that they occupied prior to the implementation thereof. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Restricted Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or (a) in the case of Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of Bank Products, providing Bank Product Collateralization) of all monetary Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the Maximum Revolver Amount less the Letter of Credit Usage at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with unpaid interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

2.2 Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
June 30, 2009	$2,500,000
September 30, 2009	$2,500,000
December 31, 2009	$2,500,000
March 31, 2010	$2,500,000
June 30, 2010	$3,750,000
September 30, 2010	$3,750,000
December 31, 2010	$3,750,000

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of acceleration of the Term Loan in accordance with the terms hereof. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 11:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 11:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the requested Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the Funding Date for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed Assignment and Acceptance in favor of the substitute Lender within 5 Business Days of the date of Borrower’s request therefor (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances.

(i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied or waived, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”); provided that the aggregate outstanding principal amount of Protective Advances shall not exceed $10,000,000 at any one time outstanding.

(ii) Intentionally Omitted.

(iii) Each Protective Advance shall be deemed to be an Advance hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are completely discretionary and shall not increase the Commitment of any Lender.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, payments of Borrower received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f) Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Advances (and portion of the Term Loan, as applicable), owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses required hereunder (other than fees or expenses required hereunder that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent and all (subject to Section 2.4(b)(ii), Section 2.4(b)(iv), and Section 2.4(e)) such payments shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Accounts) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due and payable to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees then due and payable to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due and payable in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due and payable to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably to pay any fees then due and payable to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, ratably to pay interest due and payable in respect of the Advances (other than Protective Advances), the Swing Loans, and the Term Loan until paid in full,

(H) eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the benefit of Issuing Lender and those Lenders having a share of the Risk Participation Liability, as cash collateral in an amount up to 105% of the Letter of Credit Usage, and (iv) to pay the outstanding principal balance of the Term Loan until the Term Loan is paid in full,

(I) ninth, to pay any other Obligations then due and payable, and

(J) tenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” means payment in cash or immediately available funds of all amounts owing under the Loan Documents, including loan fees, service fees, professional fees, accrued and unpaid interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), accrued and unpaid default interest, accrued and unpaid interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Commitments.

(i) Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrower may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (unless the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 5 Business Days prior written notice to Agent and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan.

(d) Optional Prepayments.

(i) Advances. Borrower may prepay the principal of any Advance at any time in whole or in part without penalty or premium.

(ii) Term Loan. Borrower may, upon at least 3 Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part without penalty or premium. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(e) Mandatory Prepayments.

(i) Intentionally Omitted.

(ii) Dispositions. Within 3 Business Days of the date of receipt by Borrower or any of its Restricted Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Restricted Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (g), (h), (i), (j), (k), (m), or (n) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that so long as (A) no Default under Section 8.1 or 8.4 and no Event of Default shall have occurred and is continuing, (B) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Restricted Subsidiaries, (C) if the aggregate amount of the Net Cash Proceeds received from one or more related sales or other dispositions equals or exceeds $10,000,000, the monies constituting such Net Cash Proceeds (as and when received, but less the amount of such Net Cash Proceeds that have been previously applied to the costs of replacement of the assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Restricted Subsidiaries) are held in a cash collateral Deposit Account in which Agent has a perfected first-priority security interest, and (D) Borrower or its Restricted Subsidiaries, as applicable, complete such replacement, purchase, or construction within 270 days after the initial receipt of such monies, or become subject, within 270 days of such receipt, to a binding obligation to complete such replacement, purchase, or construction (so long as such replacement, purchase, or construction is completed within 365 days of such receipt), Borrower and its Restricted Subsidiaries shall have the option to apply such monies (including any such monies held in a cash collateral Deposit Account), to the costs of replacement of the assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Restricted Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the cash collateral Deposit Account shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, however, that Borrower and its Subsidiaries shall not have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $5,000,000 in any given fiscal year, Nothing contained in this Section 2.4(e)(ii) shall permit Borrower or any of its Restricted Subsidiaries to sell or otherwise dispose of any assets other than in accordance with the express provisions of this Agreement and the other Loan Documents.

(iii) Intentionally Omitted.

(iv) Indebtedness. Within 3 Business Days of the date of incurrence by Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement or the other Loan Documents.

(v) Equity. Within 3 Business Days of the date of the issuance by Borrower or any of its Restricted Subsidiaries of any shares of its or their Capital Stock (other than (A) in the event that Borrower or any of its Restricted Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Capital Stock to Borrower or such Restricted Subsidiary, as applicable, (B) the issuance of Capital Stock by Borrower to Permitted Holders, (C) the issuance of shares of Borrower’s Capital Stock (other than Prohibited Preferred Stock) in connection with the acquisition of assets or Capital Stock in exchange for the issuance of such Capital Stock, (D) the issuance of Capital Stock of Borrower to directors, officers, and employees of Borrower and its Restricted Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, and (E) the issuance of shares of Borrower’s Capital Stock (other than Prohibited Preferred Stock) in connection with a transaction permitted under Section 6.9(d)(ii)), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

(vi) Excess Cash Flow. Within 10 Business Days of delivery to Agent and the Lenders of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent and the Lenders of the financial statements for Borrower’s fiscal year ended December 31, 2009 or, if such financial statements are not delivered to Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 5.1, 10 Business Days after the date such statements are required to be delivered to Agent and the Lenders pursuant to Section 5.1, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 50% of the Excess Cash Flow of Borrower and its Restricted Subsidiaries for such fiscal year.

(f) Application of Payments.

(i) Intentionally Omitted.

(ii) Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iv), 2.4(e)(v), or 2.4(e)(vi) above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, without penalty or premium, first, to the outstanding principal amount of the Term Loan until paid in full, and second, to the outstanding principal amount of the Advances, until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrower shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to 6.00% times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders (written notice of such election to be given by Agent to Borrower as promptly as practicable),

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in the Fee Letter or Section 2.12(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the last day of each quarter at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all accrued and unpaid interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.

(e) Computation. All interest and fees chargeable under the Loan Documents (other than interest with respect to Base Rate Loans) shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. Interest with respect to Base Rate Loans shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which the interest accrues. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. The Lender Group and all other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, or interest in excess of the Maximum Interest. No Loan Party, endorser, or other Person hereafter becoming liable for payment of any Obligation shall ever be liable to pay interest thereon in excess of the Maximum Interest, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. If (i) the maturity of any Obligation is accelerated for any reason, (ii) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the Maximum Interest, or (iii) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys that are determined to constitute interest which would otherwise increase the interest and other amounts deemed interest on any or all of the Obligations to an amount in excess of the Maximum Interest, then all sums determined to constitute interest in excess of the Maximum Interest shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the Maximum Interest, the Lender Group and Loan Parties shall to the greatest extent permitted under applicable law, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude the voluntary prepayments and the effects thereof, and (z) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing Obligations in accordance with the amounts outstanding from time to time thereunder and the Maximum Interest in order to lawfully charge the Maximum Interest. If at any time mandatory provisions of law provide for the application of an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, at such time, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code; provided that if any applicable law permits greater interest, the law permitting the greatest interest shall apply. To the extent that the interest rate or rates otherwise payable under this Agreement plus any other amounts paid under this Agreement or any other Loan Document are limited under applicable law, each Lender agrees to limit the interest to which it is otherwise entitled to the Maximum Interest. Such limitation for each Lender for any period shall be in an amount equal to such Lender’s Pro Rata Share multiplied by the difference between the applicable interest rate under this Agreement and the Maximum Interest. For purposes of this calculation at any date of determination, any fees or charges included in the calculation of interest not directly related to a particular type of Obligation shall be allocated ratably to each Lender based upon the outstanding Obligations of each Lender compared to all Obligations. As provided in Section 12(a), this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of Texas law are in any way applicable to this Agreement, the other Loan Documents, or the Obligations.

2.7 Crediting Payments.

(a) The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

(b) Intentionally Omitted.

2.8 Designated Account. Agent is authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone believed by Agent in good faith to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loan, all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10 Fees. Borrower shall pay to Agent,

(a) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) for the ratable account of those Lenders with Revolver Commitments, on the last day of each quarter from and after the Closing Date up to the last day of the quarter prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during such quarter (or portion thereof).

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities, guarantees, or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to issue a Letter of Credit that supports the obligations of a Loan Party or its Subsidiaries in respect of a lease of real property. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed $25,000,000, or

(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the bad faith, gross negligence, or willful misconduct of the Issuing Lender or any other member of the Lender

Group. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the bad faith, gross negligence, or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .375% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals. Agent agrees to provide Borrower with prompt written notice of any changes in such charges.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower by delivery of the certificate referenced in the immediately following sentence, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than 90 days prior to the date that such Lender first demands payment from Borrower of such amounts; provided further that if an event or circumstance giving rise to such amounts is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12 LIBOR Option.

(a) Interest and Interest Payment Dates. Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances or the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate in lieu of having interest charged at the rate based upon the Base Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances or the Term Loan bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail the calculation of any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrower shall be obligated to pay any resulting Funding Losses. No Agent or Lender shall be entitled to recover under this Section losses, costs, or expenses incurred by such Agent or Lender as a result of the bad faith, gross negligence, or willful misconduct of such Agent or Lender.

(iii) Borrower shall have not more than 8 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Conversion. Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrower’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent prompt written notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)). Such statement shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment. In no event will any such Lender be required to disclose any confidential or proprietary information in connection with such statement.

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give written notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 90 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment or waiver, to the satisfaction of Agent and each of the Co-Syndication Agents of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3 Term. This Agreement shall continue in full force and effect for a term ending on March 19, 2011 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately upon the occurrence and during the continuation of an Event of Default in accordance with Section 9.1.

3.4 Effect of Termination. On the date of termination of this Agreement, all monetary Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including the requirement that Borrower provide (a) Letter of Credit Collateralization, and (b) Bank Product Collateralization). No termination of this Agreement, however, shall relieve or discharge the Loan Parties of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5 Early Termination by Borrower. Borrower has the option, at any time upon 3 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage, and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date hereof, and shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Closing Date and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change, and (iii) has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized Capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any security convertible into or exchangeable for any of its Capital Stock.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.11), is a complete and accurate list of the Loan Parties’ direct and indirect Restricted Subsidiaries, showing: (i) the number of shares of each class of common and Preferred Stock authorized for each of such Restricted Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Capital Stock of each such Restricted Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Restricted Subsidiaries’ Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any of its Restricted Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Restricted Subsidiaries’ Capital Stock or any security convertible into or exchangeable for any such Capital Stock.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary organizational action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party except to the extent that any such violation could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of such Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

(c) As to each Loan Party, at the time of initial incurrence thereof, the incurrence of each Advance, the issuance or renewal of each Letter of Credit, and the incurrence of the Term Loan does not conflict with, result in a breach of, or constitute a default under any Senior Notes Document.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (a) consents or approvals that have been obtained and that are still in force and effect, (b) filings required to be made with the SEC, (c) filings and recordings with respect to the Collateral required to be made, or otherwise delivered to the Agent for filing or recordation, as of the Closing Date in accordance with the Loan Documents, and (d) prior to the date that they are required to be made pursuant to the terms of the Loan Documents, other filings, recordings or other actions necessary to perfect Liens granted to Agent in Collateral.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) The Agent’s Liens are validly created, perfected (other than (i) in respect of equipment subject to certificate of title laws, (ii) any Deposit Accounts and Securities Accounts not required to be subject to a Control Agreement pursuant to the terms of the Loan Documents, and (iii) prior to the date they are required to be made, or otherwise delivered to the Agent for filing or recordation, pursuant to the terms of the Loan Documents, other filings, recordings or other actions necessary to perfect Liens granted to Agent and subject only to the filing of financing statements, the recordation of the Mortgages, and possession of any Collateral as to which the Code requires possession in order to be perfected), and first priority Liens, subject only to Permitted Liens.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Restricted Subsidiaries has (i) good and marketable title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted by the Loan Documents. All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Restricted Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(b) The chief executive office of each Loan Party and each of its Restricted Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(c) Each Loan Party’s and each of its Restricted Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(d) As of the Closing Date, no Loan Party and no Restricted Subsidiary of a Loan Party holds any commercial tort claims that exceed $5,000,000 in amount, except as set forth on Schedule 4.6(d).

4.7 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened in writing against Borrower or any of its Restricted Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that, as of the Closing Date, is pending or, to the best knowledge of Borrower, threatened in writing against Borrower or any of its Restricted Subsidiaries and that involves a reasonable likelihood of liability of Borrower or one of its Restricted Subsidiaries of $5,000,000 or more, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) Borrower’s reasonable estimate of the maximum amount of the liability of Loan Parties and their Subsidiaries in connection with such actions, suits, or proceedings, (iv) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (v) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered, or claimed to be covered, by insurance.

4.8 Compliance with Laws. Neither Borrower nor any of its Restricted Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change and except in such instances in which such laws, rules, regulations, executive orders, codes (including Environmental Laws), judgments, writs, injunctions, or decrees are being contested in good faith by appropriate proceedings diligently pursued.

4.9 Material Adverse Change. All financial statements relating to Landry’s and its Restricted Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Landry’s and its Restricted Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2007, except for the effects of Hurricane Ike, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Restricted Subsidiaries.

4.10 Fraudulent Transfer. Immediately following the making of the Term Loan and the initial Advances and Letters of Credit hereunder, and after giving effect to the proceeds thereof,

(a) Each of Borrower and its Restricted Subsidiaries is Solvent.

(b) No transfer of property is being made by Borrower or any Restricted Subsidiary and no obligation is being incurred by Borrower or any Restricted Subsidiary in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11 Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.12 Environmental Condition. Except as set forth on Schedule 4.12, (a) to Borrower’s actual knowledge, none of Borrower’s or its Restricted Subsidiaries’ properties or assets has ever been used by Borrower or its Restricted Subsidiaries or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s actual knowledge, none of Borrower’s or its Restricted Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor its Restricted Subsidiaries has received notice that a Lien (other than a Permitted Lien) arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Restricted Subsidiaries, and (d) neither Borrower nor its Restricted Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13 Intellectual Property. Each of Borrower and its Restricted Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, and patents as to which Borrower or one of its Restricted Subsidiaries is the owner or is an exclusive licensee; provided, however, that Borrower may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent not less than 45 days after the date on which Borrower or its Restricted Subsidiary acquires any such property after the Closing Date, and with Agent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, to remove intellectual property that is no longer useful to the conduct of business as then conducted by Borrower or any of its Restricted Subsidiaries.

4.14 Leases. Each of Borrower and its Restricted Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by Borrower or its Restricted Subsidiaries, as applicable, exists under any of them, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Change.

4.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of Borrower’s and its Restricted Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower or its Restricted Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents, but excluding Projections) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such written factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Restricted Subsidiaries in writing to Agent or any Lender (other than Projections) will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrower’s good faith estimate of Borrower’s and its Restricted Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of Borrower and its Restricted Subsidiaries, the actual results during the period or periods covered by such Projections may differ significantly from the projected results, and no assurances can be given that such projections or forecasts will be realized).

4.17 Material Contracts. Set forth on Schedule 4.17 (as updated from time to time) is a reasonably detailed list of the Material Contracts of Borrower and its Restricted Subsidiaries; provided, however, that Borrower may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent at the time that Borrower provides its quarterly financial statements pursuant to Section 5.1. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the Borrower or its Restricted Subsidiary, as applicable, and, to the best of Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of Borrower or its Restricted Subsidiary.

4.18 Patriot Act. To the extent applicable, each of Borrower and its Restricted Subsidiaries is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19 Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness for borrowed money of Borrower and each of Borrower’s Restricted Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20 Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of Borrower and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Restricted Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Borrower and each of its Restricted Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Borrower knows of no proposed tax assessment against a Loan Party or any of its Restricted Subsidiaries that is not being actively contested by such Loan Party or such Restricted Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21 Margin Stock. Neither Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.22 Governmental Regulation. Neither Borrower nor any of its Restricted Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23 OFAC. Neither Borrower nor any of its Restricted Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither Borrower nor any of its Restricted Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has more than 10% of its assets located in Sanctioned Entities, or (c) derives more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance or of the Term Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24 [Intentionally Omitted].

4.25 [Intentionally Omitted].

5.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Restricted Subsidiaries to comply with each of the following:

5.1 Financial Statements, Reports, Certificates. Deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 at the times specified therein. In addition, Borrower agrees that no Restricted Subsidiary of Borrower will have a fiscal year different from that of Borrower. In addition, Borrower agrees to maintain a system of accounting that enables Borrower to produce financial statements respecting it and each of its Restricted Subsidiaries in accordance with GAAP.

5.2 Collateral Reporting. Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3 Existence. Except as otherwise permitted under the Loan Documents, at all times preserve and keep in full force and effect its existence (including being in good standing in its jurisdiction of organization) and, except to the extent that the loss of any such rights, franchises, licenses, or permits could not individually or in the aggregate reasonably be expected to have a Material Adverse Change.

5.4 Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted, and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

5.5 Taxes. Cause all assessments and taxes imposed, levied, or assessed against Borrower or its Restricted Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will cause each of its Restricted Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws (exclusive of an aggregate amount of up to $1,000,000 at any one time), including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Borrower and its Restricted Subsidiaries have made such payments or deposits.

5.6 Insurance. At Borrower’s expense, maintain insurance with reputable insurance companies covering such risks and in such amounts as is consistent with past practices of Borrower and its Restricted Subsidiaries. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to Agent, with the loss payable and additional insured endorsement in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation; provided, however, that so long as no Event of Default has occurred and is continuing, Agent agrees to either (a) endorse and deliver to Borrower any payment item that Agent receives on account of casualty insurance or business interruption insurance, or (b) in those instances governed by Section 2.4(e)(ii)(C), endorse and deposit any such payment item to the applicable cash collateral Deposit Account . If Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense. Borrower shall give Agent prompt notice of any loss exceeding $10,000,000 covered by its casualty insurance or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection. Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and audit, appraise or inspect any of its assets or books and records, to perform business valuations of the Borrower and its Subsidiaries, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees all during normal business hours and at such intervals as Agent may reasonably designate and, so long as no Default under Sections 8.1 or 8.4 exists or any Event of Default exists, with reasonable prior notice to Borrower.

5.8 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the failure to comply with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

5.9 Environmental.

(a) Except as could not reasonably be expected to have a Material Adverse Change, keep any property either owned or operated by Borrower or its Restricted Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) except as could not reasonably be expected to have a Material Adverse Change, comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Restricted Subsidiaries and, except as could not reasonably be expected to have a Material Adverse Change, take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and

(d) promptly, but in any event within 10 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Restricted Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or its Restricted Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which could reasonably be expected to result in a Material Adverse Change.

5.10 Disclosure Updates. Promptly and in no event later than 10 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group pursuant to the Loan Documents contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be described therein or in any Loan Document or the execution, acknowledgment, filing or recording thereof. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11 Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary (other than any Unrestricted Subsidiary) or acquires any direct or indirect Subsidiary (other than any Unrestricted Subsidiary) after the Closing Date, such Loan Party shall (a) within 30 days of such formation or acquisition cause any such new Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee with a Fair Market Value in excess of $1,000,000 for an individual property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Subsidiary of Borrower that is a CFC if providing such documents would result in material adverse tax consequences, (b) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided that only 65% of the total outstanding Voting Stock of any first tier Subsidiary of a Loan Party that is a CFC and none of the total outstanding Voting Stock of any other Subsidiary of such CFC shall be required to be pledged if hypothecating a greater amount would result in material adverse tax consequences, and (c) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including, if requested by Agent, one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee with a Fair Market Value in excess of $5,000,000 for an individual property and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

5.12 Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in substantially all of the assets of Borrower and its Restricted Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or its Restricted Subsidiaries after the Closing Date and owned in fee, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents); provided that the foregoing shall not apply to (i) any Unrestricted Subsidiary or (ii) any Subsidiary of a Loan Party that is a CFC if providing such documents would result in material adverse tax consequences. To the maximum extent permitted by applicable law, after the occurrence and during the continuation of an Event of Default, Borrower authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Restricted Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Loan Parties including all of the outstanding Capital Stock of Borrower’s Restricted Subsidiaries (subject to limitations contained in the Loan Documents with respect to CFCs).

5.13 Lender Meetings. Within 90 days after the close of each fiscal year of Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Borrower, by conference call) with all Lenders who choose to attend such meeting (or conference call), at which meeting (or conference call) shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrower and its Restricted Subsidiaries and the projections presented for the current fiscal year of Borrower.

5.14 Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant hereto, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.15 Maintenance of Ratings. Borrower will use commercially reasonable efforts to cause the credit ratings for the credit facilities hereunder issued by S&P and Moody’s and Borrower’s private corporate credit ratings issued by S&P and Moody’s to be maintained (but not to obtain or maintain a specific rating).

6.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Restricted Subsidiaries to do any of the following:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness. The foregoing to the contrary notwithstanding, Borrower will not incur, and will not permit any Restricted Subsidiary to incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of Borrower or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Obligations and the applicable Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens. Borrower shall not create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to, or otherwise pledge, any of the Capital Stock issued by Landry’s Gaming, Inc., except for Liens in favor of Agent to secure the Obligations.

6.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Capital Stock, except for (i) any merger between Loan Parties, provided that in any merger involving Borrower, Borrower shall be the surviving entity of any such merger, (ii) any merger between Loan Parties and Restricted Subsidiaries of Borrower that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Borrower that are not Loan Parties,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Restricted Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its wholly-owned Restricted Subsidiaries so long as all of the assets (including any interest in any Capital Stock) of such liquidating or dissolving Loan Party or Restricted Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Restricted Subsidiary of Borrower that is not a Loan Party so long as all of the assets of such liquidating or dissolving Restricted Subsidiary are transferred to a Restricted Subsidiary of Borrower that is not liquidating or dissolving; or

(c) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.

6.4 Disposal of Assets. Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Sections 6.3 or 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Borrower’s or its Restricted Subsidiaries’ assets.

6.5 Change Name. Change Borrower’s or any of its Restricted Subsidiaries’ name, organizational identification number, chief executive office location, state of organization or organizational identity; provided, however, that Borrower or any of its Restricted Subsidiaries may change their names, chief executive office location, or tax or organizational identification number upon at least 5 days prior written notice to Agent of such change.

6.6 Nature of Business. Make any change in the principal nature of its or their business as conducted as of the Closing Date or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided that Borrower and its Restricted Subsidiaries may engage in any business that is reasonably related, ancillary, incidental, or complementary to its or their business.

6.7 Prepayments and Amendments.

(a) Except in connection with Permitted Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Restricted Subsidiaries (or agree to do any of the foregoing), other than (x) the Obligations in accordance with this Agreement, (y) Permitted Intercompany Advances, or (z) the making of a tender offer with respect to the Senior Notes; provided that the consummation of such tender offer and the payment of the consideration in connection therewith are expressly conditioned upon either (A) the occurrence of all of the following (1) the satisfaction or waiver, where permissible, of all of the conditions precedent contained in the Agreement and Plan of Merger, dated as of June 16, 2008, as amended by the First Amendment to Agreement and Plan of Merger, dated as of October 18, 2008 (the “Merger Agreement”), that Borrower entered into with Fertitta Holdings, Inc., a Delaware corporation, Fertitta Acquisition Co., a Delaware corporation, and Tilman J. Fertitta, (2) the consummation of the transactions contemplated by the Merger Agreement, including, but not limited to, the merger of Fertitta Acquisition Co., a Delaware corporation, with and into Borrower, (3) the satisfaction or waiver of all of the conditions precedent (as provided in the Commitment Letter) to the Debt Financing (as defined in the Commitment Letter), and (4) the consummation of the Debt Financing (as defined in the Commitment Letter) or (B) the occurrence of both (1) the satisfaction or waiver of all of the conditions precedent (as provided in the Commitment Letter) to the Alternative Debt Financing (as defined in the Commitment Letter) and (2) the consummation of the Alternative Debt Financing (as defined in the Commitment Letter), or

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) the Senior Notes Documents, other than amendments deleting all of the covenants or any of the events of default set forth in the Senior Notes Documents which amendments are executed in connection with the tender offer and consent solicitation for the Senior Notes,

(ii) any Material Contract except to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, or

(iii) the Governing Documents of any Loan Party or any of its Restricted Subsidiaries or of Landry’s Gaming, Inc. (unless expressly permitted by the terms of this Agreement) if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Restricted Junior Payments. Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by applicable law,

(a) any Restricted Subsidiary of Borrower that is a Guarantor may make Restricted Junior Payments to Borrower or another Restricted Subsidiary of Borrower that is a Guarantor;

(b) any Restricted Subsidiary of Borrower that is not a Guarantor may make Restricted Junior Payments to Borrower or another Restricted Subsidiary of Borrower;

(c) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) Availability plus Qualified Cash of Borrower and its Restricted Subsidiaries both before and immediately after giving effect thereto is greater than $20,000,000, and (iii) the pro forma Fixed Charge Coverage Ratio (calculated after giving effect to the making of such proposed additional Restricted Junior Payment and based upon Borrower’s most recently ended 12 months for which internal financial statements are available immediately preceding the date on which such additional proposed Restricted Junior Payment is proposed to be made) is not less than 1.05 to 1.00, then Borrower may make Restricted Junior Payments in cash in an aggregate amount not to exceed (i) during 2009, $1,000,000 and (ii) during 2010, $1,000,000; and

(d) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Junior Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of, Equity Interests of Borrower (other than Prohibited Preferred Stock) or from the substantially concurrent contribution of common equity capital to Borrower;

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Borrower or any Restricted Subsidiary of Borrower that is a Guarantor that is contractually subordinated in right of payment to the Obligations with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) a Restricted Junior Payment made in cash for the purpose of repurchasing, redeeming or otherwise acquiring or retiring any Equity Interests of Borrower, any Restricted Subsidiary of Borrower or any direct or indirect parent of Borrower held by any current or former officer, director or employee of Borrower or any of its Restricted Subsidiaries or its direct or indirect parent, as the case may be, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate amount of Restricted Junior Payments permitted pursuant to this clause (iv) may not exceed $1,500,000 during any 12-month period; provided, however, that any amount not paid in a 12 month period shall be added to, and available in, subsequent 12 month periods;

(v) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(vi) Restricted Junior Payments in an amount equal to 100% of the amount of dividends in excess of $100,000,000 received after the Closing Date by Borrower or a Restricted Subsidiary of Borrower from the proceeds of the sale or other disposition, including through a merger or other consolidation, of all or substantially all of the Capital Stock or assets of the Golden Nugget Hotels and Casinos business, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Borrower for such period; and

(vii) Restricted Junior Payments in an amount equal to 100% of the amount of dividends received after the Closing Date by Borrower or a Restricted Subsidiary of Borrower from an Unrestricted Subsidiary of Borrower (other than any such dividends paid out of the proceeds of the sale or other disposition, including through a merger or other consolidation, of all or substantially all of the Capital Stock or assets of the Golden Nugget Hotels and Casinos business), to the extent that such dividends were not otherwise included in the Consolidated Net Income of Borrower for such period.

6.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.11 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (other than (a) an aggregate amount of not more than $400,000 at any one time, in the case of Borrower and its Restricted Subsidiaries (other than those that are CFCs), (b) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Borrower’s or its Restricted Subsidiaries’ employees, and (c) an aggregate amount of not more than $100,000 (calculated at current exchange rates) at any one time, in the case of Restricted Subsidiaries of Borrower that are CFCs) Borrower and its Restricted Subsidiaries shall not have Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Borrower or its Restricted Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Borrower shall not and shall not permit its Restricted Subsidiaries to establish or maintain (a) any Deposit Account unless either (i) Agent shall have received a Control Agreement in respect of such Deposit Account or (ii) such Deposit Account is subject to irrevocable instructions satisfactory to Agent requiring all amounts in such Deposit Account to be forwarded by daily sweep to a Deposit Account that is subject to a Control Agreement or (b) any Securities Account unless Agent shall have received a Control Agreement in respect of such Securities Account.

6.12 Transactions with Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Borrower or any of its Restricted Subsidiaries (each, an “Affiliate Transaction”), unless:

(a) the Affiliate Transaction is on terms that are no less favorable to Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Restricted Subsidiary with an unaffiliated Person, and

(b) Borrower delivers to Agent (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7,500,000, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant, and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, an opinion as to the fairness to Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(i) transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance;

(ii) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(iii) transactions between or among Borrower or its Restricted Subsidiaries;

(iv) payment of reasonable directors’ fees;

(v) any issuance of Equity Interests (other than Prohibited Preferred Stock) of Borrower to Affiliates of Borrower;

(vi) Restricted Junior Payments and Permitted Investments that do not violate the provisions of this Agreement;

(vii) [intentionally omitted]; and

(viii) loans or advances to employees in the ordinary course of business not to exceed $2,000,000 in the aggregate at any one time outstanding.

6.13 Limitations on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Directly or indirectly create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Borrower to: (i) pay dividends or to make any other distributions on its Capital Stock to Borrower or any of its Restricted Subsidiaries, or with respect to any other interest in or participation in, or measured by, its profits, or pay any Indebtedness owed to Borrower or any of its Restricted Subsidiaries, (ii) to make loans or advances to Borrower or any of its Restricted Subsidiaries, or (iii) transfer any of its property or assets to Borrower or any of its Restricted Subsidiaries; provided, however, that nothing in any of clauses (i) through (iii) of this Section 6.13 shall apply to encumbrances or restrictions existing under or by reason of, or prohibit or restrict compliance with:

(a) this Agreement and the other Loan Documents;

(b) the Senior Notes Documents;

(c) any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances) or order;

(d) any instrument governing Indebtedness or Capital Stock of a Person (which term includes any Subsidiaries of such Person) acquired by Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired;

(e) customary non-assignment provisions in contracts, leases, and licenses entered into in the ordinary course of business;

(f) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of the preceding paragraph;

(g) any agreement for the sale or other disposition of a Restricted Subsidiary of Borrower that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(h) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(i) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(j) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(k) restrictions on cash or other deposits or net worth imposed by third party lessors under contracts entered into in the ordinary course of business; and

(l) any instrument governing Indebtedness of a Foreign Restricted Subsidiary; provided that such Indebtedness was permitted by the terms of this Agreement.

6.14 Limitation on Issuance of Capital Stock. Except for the issuance or sale of common Capital Stock or Permitted Preferred Stock by Borrower, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Restricted Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

6.15 Use of Proceeds. Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, (i) to repay amounts owing under the Existing Credit Facility and to provide Letters of Credit for outstanding letters of credit under Existing Credit Facility and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its other lawful and permitted purposes.

7.	FINANCIAL COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will comply with each of the following financial covenants:

(a) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.05:1.0	For the 12 month period ending December 31, 2008, and for the 12 month period ending on the last day of each fiscal quarter thereafter

(b) First Lien Leverage Ratio. Have a First Lien Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
1.0:1.0	December 31, 2008 and as of the last day of each fiscal quarter thereafter

(c) Capital Expenditures. Make Capital Expenditures (including maintenance Capital Expenditures and growth Capital Expenditures, but excluding (a) the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii) and (b) capitalized internal development costs in an aggregate amount of up to $4,000,000 per fiscal year) in any fiscal year in an amount less than or equal to, but not greater than, the amount set forth in the following table for the applicable period:

Fiscal Year 2009	Fiscal Year 2010	Fiscal Year 2011
$35,000,000	$35,000,000	$35,000,000

provided, however, that (i) the amount of Capital Expenditures permitted to be made in any fiscal year as set forth in the above table shall be increased by an amount up to but not in excess of $10,000,000, to the extent that the pro forma Total Leverage Ratio (based upon Borrower’s audited financial statements for the most recently completed fiscal year) is not greater than 1.25:1.00, and (ii) if the amount of the Capital Expenditures permitted to be made in any fiscal year as set forth in the above table is greater than the actual amount of Capital Expenditures made in such fiscal year (such amount, the “Excess CapEx Amount”), then such Excess CapEx Amount may be carried forward to the next succeeding fiscal year (the “Succeeding Fiscal Year”); provided further that the Excess CapEx Amount applicable to a particular Succeeding Fiscal Year may not be used in that fiscal year until the amount permitted above to be expended in such fiscal year has first been used in full and the Excess CapEx Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations, and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

8.2 If any Loan Party or any of its Restricted Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3, 5.6, 5.7, 5.10, 5.11, or 5.13 of this Agreement, (ii) Sections 6.1 through 6.15 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.8, 5.12 or 5.14 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3 If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than customary deductibles) by insurance pursuant to which the insurer has accepted liability therefor in writing) is entered or filed against a Loan Party or any of its Restricted Subsidiaries, or with respect to any of their respective assets, and either (a)

there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which a stay of enforcement thereof is not in effect or during which such judgment or order is not vacated or bonded, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4 If an Insolvency Proceeding is commenced by a Loan Party, and Restricted Subsidiary, or any Significant Subsidiary;

8.5 If an Insolvency Proceeding is commenced against a Loan Party, any Restricted Subsidiary or any Significant Subsidiary and any of the following events occur: (a) such Loan Party or such Restricted Subsidiary or such Significant Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party, such Restricted Subsidiary or such Significant Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6 If a Loan Party or any of its Restricted Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and, as a result thereof, a Material Adverse Change occurs or could reasonably be expected to result therefrom;

8.7 If there is a default in one or more agreements to which a Loan Party or any of its Restricted Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Restricted Subsidiaries’ Indebtedness involving either (a) an aggregate amount of $10,000,000 or more or (b) any of the Senior Notes, and, in either case, such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Restricted Subsidiary’s obligations thereunder;

8.8 If any warranty, representation, statement, or Record made by a Loan Party herein or in any other Loan Document or delivered in writing to Agent or any Lender pursuant to this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (for the avoidance of doubt, a transaction permitted under Section 6.3 shall not result in an Event of Default under this Section 8.9);

8.10 If the Security Agreement or any other Loan Document that purports to create a Lien, shall fail or cease to create a valid and, following the filing of financing statements, the recordation of Mortgages or the filing or recording of other filings or documents or other actions necessary to perfect Agent’s Lien in the Collateral as required by the Loan Documents, perfected first priority Lien on the Collateral covered thereby (subject to any Permitted Liens), except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or the other Loan Documents;

8.11 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by a Loan Party, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document (except to the extent a Loan Party or the applicable Collateral shall have been released in accordance with the Loan Documents); or

8.12 If Borrower has failed to consummate a refinancing of the Indebtedness evidenced by the Senior Notes with Permitted Refinancing Indebtedness in respect thereof by February 15, 2009.

9.	RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and at the instruction of the Required Lenders, shall, by written notice to Borrower and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following on behalf of the Lender Group:

(a) declare the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, whereupon the same shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b) declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances and the obligation of the Issuing Lender to issue Letters of Credit.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other written agreements with the Loan Parties shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed to be a waiver in any similar or other circumstances. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Except as expressly provided herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent or the applicable member of the Lender Group having possession of any Collateral complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Co-Arranger Related Persons, the Co-Syndication Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages (other than in relation to lawsuits solely between the Lenders or Lender-Related Persons or solely between the Co-Arrangers, the Co-Arranger Related Persons, the Co-Syndication Agents, or the Co-Syndication Agent Related Person related to the sharing of fees or payments pursuant to the Loan Documents, but expressly inclusive of lawsuits against Agent, the Agent-Related Persons, the Co-Arrangers, the Co-Arranger Related Persons, the Co-Syndication Agents, and the Co-Syndication Agent Related Persons, in such capacities), and all reasonable fees and out-of-pocket disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFF and Jefferies Finance) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of the Commitment Letter, this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Restricted Subsidiaries’ compliance with the terms of the Loan Documents (other than disputes solely between the Lenders or Lender-Related Persons or solely between the Co-Arrangers, the Co-Arranger Related Persons, the Co-Syndication Agents, or the Co-Syndication Agent Related Person related to the sharing of fees or payments pursuant to the Loan Documents, but expressly inclusive of lawsuits against Agent, the Agent-Related Persons, the Co-Arrangers, the Co-Arranger Related Persons, the Co-Syndication Agents, and the Co-Syndication Agent Related Persons, in such capacities), (b) with respect to any investigation, litigation, or proceeding related to the Commitment Letter, this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or the transactions contemplated by the Commitment Letter, this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Restricted Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Restricted Subsidiaries at any time prior to foreclosure upon Agent’s Liens and Agent’s possession of the applicable property or assets (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto; provided, that, to the extent of any payments made by Borrower to any Indemnified Person in respect of Indemnified Liabilities pursuant to this Section 10.3, Borrower shall be subrogated to the rights of recovery by such Indemnified Persons against any third Person in respect of such Indemnified Liabilities, so long as Borrower has indefeasibly paid in full all of the Indemnified Liabilities owed by Borrower to the Indemnified Persons pursuant to the terms and conditions of this Section 10.3. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	LANDRY’S RESTAURANTS, INC. 1510 West Loop South
Houston, Texas 77027
Attn: Steven L.Scheinthal
Fax No. 713-386-7070

with copies to:	WINSTEAD PC
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
Attn: Michael W. Hilliard, Esq.
Fax No.: 214-745-5390

If to Agent:	WELLS FARGO FOOTHILL, LLC
2450 Colorado Avenue Suite 3000W Santa Monica, CA 90404 Attn: Specialty Finance Manager Fax No.: 310-453-7442

with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP 515 South Flower Street Los Angeles, CA 90071 Attn: John Francis Hilson, Esq. Fax No.: 213-996-3300

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 10, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening on business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11(b).

(c) BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) With the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld, delayed or conditioned (and shall not be required (i) if an Event of Default has occurred and is continuing, (ii) in connection with an assignment to a Person that is a Lender, a Related Fund, or an Affiliate (other than individuals) of a Lender, or (iii) in connection with assignments of all or any portion of the Term Loan), and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned (and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender), any Lender may assign and delegate to one or more assignees (each an “Assignee”; provided that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $2,500,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $2,500,000); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (B) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (C) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrower, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.

(k) Notwithstanding anything to the contrary contained in this Section 13.1, without the consent of Borrower, no Lender shall assign , or sell participating interests in, all or a portion of its rights and obligations under this Agreement and the other Loan Documents to an Assignee who is a direct competitor of Borrower (if and only if such assigning Lender has actual knowledge that such proposed Assignee is a direct competitor of Borrower); provided that the restriction set forth in this subsection (k) shall not be applicable if (i) an Event of Default has occurred and is continuing, (ii) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the Lender making such assignment, or (iii) the proposed Assignee is a finance company, fund or other similar entity which merely has an economic interest in any such direct competitor that has been so identified, and is not itself such a direct competitor that has been so identified.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements, the Fee Letter, or the Market Flex Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrower, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender,

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(vi) change the definition of “Required Lenders” or “Pro Rata Share”,

(vii) contractually subordinate any of the Agent’s Liens,

(viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by the Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix) amend any of the provisions of Section 2.4(b)(i) or (ii),

(x) amend Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or

(xi) change the definition of Maximum Revolver Amount;

(b) No amendment, waiver, modification, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders), (ii) the definition of, or any of the terms or provisions of, the Market Flex Letter, without the written consent of Agent, Co-Arrangers, Co-Syndication Agents, and Borrower (and shall not require the written consent of any of the Lenders), and (iii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(c) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower, and the Required Lenders,

(d) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, and the Required Lenders,

(e) Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower; provided, however, that Agent shall promptly give notice to Borrower of any agreement pursuant to this provision.

14.2 Replacement of Lenders.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders and if such action has received the consent, authorization, or agreement of the Required Lenders but not all of the Lenders, then Agent or Borrower, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender (a “Holdout Lender”) that failed to give its consent, authorization, or agreement with one or more Replacement Lenders, and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

(c) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13 or Section 16 (any such Lender, a “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13 or Section 16, as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13 or Section 16, as applicable, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13 or Section 16, as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13 or Section 16, as applicable, designate another Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments within 5 Business Days of Borrower’s notice of such designation of a Replacement Lender, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.

Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 (other than Section 15.11) are solely for the benefit of Agent and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower and its Restricted Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower and its Restricted Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower and its Restricted Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Restricted Subsidiaries, the Obligations, the Collateral, the Collections of Borrower and its Restricted Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the payments of Borrower, and during the continuance of an Event of Default from Collections of Borrower and its Restricted Subsidiaries, received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower or its Restricted Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 45 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral and Guaranty Matters.

(a) The Lender Group and, by acceptance of the Security Interests granted pursuant to the Security Agreement, the Bank Product Providers hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 or Section 4.13 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Restricted Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Restricted Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lender Group and, by acceptance of the Security Interests granted pursuant to the Security Agreement, the Bank Product Providers will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or its Restricted Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

(c) The Lender Group and, by acceptance of the Security Interests granted pursuant to the Security Agreement, the Bank Product Providers hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by Agent or Borrower, the Lender Group and, by acceptance of the Security Interests granted pursuant to the Security Agreement, the Bank Product Providers will confirm in writing Agent’s authority to release any such Guarantor pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Guarantor without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly so released) and the Agent’s Liens shall automatically attach to the proceeds from any such sale, license, lease, or other dispositions of any such Collateral.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, except after the occurrence and during the continuation of an Event of Default with the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent after the occurrence and during the continuation of an Event of Default, set off against the Obligations, any amounts owing by such Lender to Borrower or its Restricted Subsidiaries or any deposit accounts of Borrower or its Restricted Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. Each Lender agrees to promptly notify Borrower after any such set off or commencement of such proceedings by such Lender.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral or the Loan Parties, and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Borrower or its Restricted Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and its Restricted Subsidiaries and will rely significantly upon Borrower’s and its Restricted Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Restricted Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Restricted Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Restricted Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Restricted Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

(a) All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower.

(b) Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(c) If a Lender or Participant claims an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant claims that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (c) or (d) of this Section 16 are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) then Agent may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall promptly notify Borrower and promptly pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17.	GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.

(a) Agent, Co-Arrangers, Co-Syndication Agents, Swing Lender, Issuing Lender and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and Borrower’s Restricted Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent, Co-Arrangers, Co-Syndication Agents, Swing Lender, Issuing Lender and Lenders in a confidential manner, and shall not be disclosed by Agent, Co-Arrangers, Co-Syndication Agents, Swing Lender, Issuing Lender or Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to, and to treat such information in accordance with, the terms of this Section 17.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent, Co-Arrangers, Co-Syndication Agents, Swing Lender, Issuing Lender or Lenders), (vi) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to, and to treat such information in accordance with, the terms of this Section 17.9, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.9(a) shall survive for two (2) years after the payment in full of the Obligations.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

(c) Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, in no event shall Agent, Co-Arrangers, Co-Syndication Agents, Swing Lender, Issuing Lender or any Lender issue any press release or other public announcement regarding this Agreement, the other Loan Documents, Borrower or any of its Restricted Subsidiaries without the prior review and approval of such proposed press release or other public announcement by Borrower.

17.10 Lender Group Expenses. Borrower agrees to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

17.12 Integration. This Agreement, together with the other Loan Documents and the Commitment Letter, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. In the event of any conflict between the terms of the Commitment Letter and the terms of any Loan Document, the terms of the applicable Loan Document shall control. In the event of a direct conflict between the terms and provisions of this Agreement and any other Loan Document, it is the intention of the parties hereto that both such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Agreement shall control and govern; provided, however, that the inclusion in any Loan Document of additional obligations on the part of any Loan Party or supplemental rights and remedies in favor of Agent, in each case in respect of the Collateral, shall not be deemed a conflict with the Credit Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

LANDRY’S RESTAURANTS, INC., a Delaware corporation, as Borrower

By:
Name:	Rick H. Liem
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as Agent, Co-Arranger, Co-Syndication Agent and as a Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JEFFERIES FINANCE LLC, a Delaware limited liability company, as Co-Arranger, Co-Syndication Agent and as a Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JEFFERIES FINANCE CP FUNDING LLC, a Delaware limited liability company, as a Lender

By:
Name:
Title:

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“7.5% Senior Notes” means the 7.5% Senior Notes due December 28, 2014 issued pursuant to the Senior Notes Indenture.

“9.5% Senior Notes” means the 9.5% Senior Notes due December 15, 2014 issued pursuant to the Senior Notes Indenture.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Restricted Subsidiaries.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Capital Stock is acquired by Borrower or any of its Restricted Subsidiaries in a transaction permitted hereunder, provided that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or Inventory or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such acquisition transaction, and (c) was not incurred in connection with, or in contemplation of, such acquisition transaction.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 14.2(c) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise; provided, however, that (a) any Person which owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrower or its Restricted Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations on the Maturity Date, or (b) a continuing Event of Default and the election by the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 or such other form as may be approved by Agent.

“Authorized Person” means any one of the individuals identified on Schedule A-2 (as such schedule may be amended by Borrower by written notice to Agent).

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations).

“Bank Product” means any financial accommodation extended to Borrower or its Restricted Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Restricted Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Restricted Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts Borrower or its Restricted Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Restricted Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the greater of (a) 3.50 percent per annum, and (b) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the greatest of (a) 5.50 percent per annum, (b) the Federal Funds Rate plus  1/2%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 5.0 percentage points.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York or the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures (excluding the amount, if any, of expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii)) actually made in such fiscal year by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding capitalized interest.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that (a) Permitted Holders fail to own and control, directly or indirectly, 50.1%, or more, of the Capital Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) a “Change of Control” occurs under and as defined in the Senior Notes Indenture.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder.

“Co-Arranger” has the meaning specified therefor in the preamble to the Agreement.

“Co-Arranger-Related Persons” means each Co-Arranger, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Co-Syndication Agent” has the meaning specified therefor in the preamble to the Agreement.

“Co-Syndication Agent-Related Persons” means each Co-Syndication Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or Borrower’s Restricted Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Restricted Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds and cash proceeds of asset sales.

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Commitment Letter” means that certain commitment letter, dated as of June 12, 2008, among Tilman J. Fertitta, Jefferies Funding LLC, a Delaware limited liability company, Jefferies & Company, Inc., a Delaware corporation, Jefferies Finance, and WFF, together with the other Financing Letters (as that term is defined in the aforementioned commitment letter), including the Market Flex Letter, in each case, as amended by that certain letter, dated October 17, 2008, among Tilman J. Fertitta, Jefferies Funding LLC, a Delaware limited liability company, Jefferies & Company, Inc., a Delaware corporation, Jefferies Finance, WFF, and Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 (or such other form as Agent may approve) delivered by the chief financial officer of Borrower to Agent.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness for borrowed money or letters of credit of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, but without duplication, with respect to the Borrower and its Restricted Subsidiaries, the Advances, the Letters of Credit, the Term Loan, the Senior Notes, and the amount of their Capitalized Lease Obligations.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income from continuing operations of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP.

“Consolidated Net Loss” means, with respect to any specified Person for any period, the aggregate net loss from continuing operations of such Person and its Restricted Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, with respect to any specified Person, as of any date, all amounts that would be shown as assets on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“Continuing Director” means (a) any member of the Board of Directors who was a director of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Restricted Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Current Assets” means, as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan, the Swing Loans and the Advances) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account identified on Schedule D-1 or such other deposit account of a Loan Party (located within the United States) that has been designated as such, in writing, by Borrower to Agent.

“Designated Account Bank” means the Designated Account Bank identified on Schedule D-1.

“Dollars” or “$” means United States dollars.

“EBITDA” means, for any Person for any period, the sum of (without duplication) (a) Consolidated Net Income or Consolidated Net Loss, as the case may be, of such Person for such period plus (b) the sum of (i) interest expense and yield maintenance amounts or make-whole payments of such Person related to Indebtedness of such Person for such period, (ii) income tax expense of such Person for such period, (iii) depreciation expense of such Person for such period, (iv) amortization expense of such Person for such period, (v) non-cash items of such Person for such period, in each case, that were deducted in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of such Person and its Restricted Subsidiaries on a consolidated basis for such period, (vi) any costs and expenses incurred in by such Person for such period in connection with the consummation of or arising out of this Agreement and the other Loan Documents, including but not limited to legal, accounting and investment banking fees, and sales commissions, and (vii) Pre-Opening Expenses of such Person for such period, minus (c) to the extent included in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of such Person and its Restricted Subsidiaries on a consolidated basis for such period, (i) non-cash gains, (ii) gains or losses arising from asset dispositions not in the ordinary course of business and (iii) non-cash gains or losses under Hedge Agreements. The historical EBITDA for the relevant measurement period of entities (A) that are acquired by Borrower or any of its Restricted Subsidiaries after the Closing Date as permitted under the Loan Documents will be included in the calculation of EBITDA and (B) that are disposed of by Borrower or any of its Restricted Subsidiaries after the Closing Date will be excluded in the calculation of EBITDA, provided that, in each case, the Pro Forma Cost Savings will be included in the calculation of EBITDA; provided, that, prior to such inclusion, in the case of entities that are acquired by Borrower or any of its Restricted Subsidiaries after the Closing Date, Agent is furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to Agent, of such entities (or if the acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to Agent, of such larger business or group of businesses, so long as the individual activities of the acquired entity are clearly reflected in such financial statements, together with a certificate certifying that Borrower has reviewed the historical financial statements of the division or branch and that they reflect proper divisional accounting in relation to the large business or group of businesses), reasonably satisfactory to Agent in all respects, confirming such historical results.

For the purposes of calculating EBITDA of Borrower and its Restricted Subsidiaries for any period of four consecutive fiscal quarters, (a) EBITDA for the fiscal quarter ending March 31, 2008 shall be deemed to be $30,995,000, (b) EBITDA for the fiscal quarter ending June 30, 2008 shall be deemed to be $39,831,000, and (c) EBITDA for the fiscal quarter ending September 30, 2008 shall be deemed to be $38,015,000.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any of its Restricted Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any of its Restricted Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Restricted Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP an amount, if positive, equal to (a) TTM EBITDA, minus (b) the sum of (i) the cash portion of Interest Expense paid during such fiscal period, (ii) the cash portion of income taxes paid during such period, (iii) all scheduled or voluntary principal payments made in respect of the Term Loan during such period, (iv) the cash portion of Capital Expenditures (net of (x) any proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement, and (y) any proceeds of related financings with respect to such expenditures) made during such period, and (v) the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period).

“Excess CapEx Amount” has the meaning specified therefor in Section 7(c) of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Credit Facility” means the credit facility evidenced by the Credit Agreement dated as of December 28, 2004 (as amended) by and among Landry’s, Wachovia Bank, National Association, and the other lenders party thereto and the documents and instruments executed in connection therewith.

“Fair Market Value” means the consideration that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood, marriage or adoption to such individual.

“Family Trust” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

“Fee Letter” means that certain fee letter between Borrower and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, on the next succeeding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the Revolver Usage on such date (but excluding therefrom the amount of the Letter of Credit Usage) plus (ii) the outstanding principal balance of the Term Loan on such date, to (b) Borrower’s and its Restricted Subsidiaries’ EBITDA for the 12 month period ended as of such date.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) the cash portion of Interest Expense paid during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes paid during such period, and (d) all Restricted Junior Payments paid (in cash or other property, other than common Capital Stock) during such period.

“Fixed Charge Coverage Ratio” means, with respect to Borrower and its Restricted Subsidiaries for any period, the ratio of (a) the result of (i) EBITDA for such period minus (ii) the sum of (y) Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period plus (z) Pre-Opening Expenses incurred during such period, to (b) Fixed Charges for such period.

“Flow of Funds Agreement” means a flow of funds agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and Agent.

“Foreign Lender” shall mean any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of Borrower that is not organized under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Borrower or any of its Restricted Subsidiaries.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” has the meaning specified therefor in Section 1.2 of the Agreement.

“Golden Nugget Credit Agreement” means collectively (a) the First Lien Credit Agreement, dated as of June 14, 2007, by and among Golden Nugget, Inc., Wachovia Bank, National Association, and the other lenders party thereto and (b) the Second Lien Credit Agreement, dated as of June 14, 2007, by and among Golden Nugget, Inc., Wachovia Bank, National Association, and the other lenders party thereto.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) each Restricted Subsidiary of Borrower and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Restricted Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Restricted Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Hurricane Ike” means the fifth hurricane of the 2008 Atlantic hurricane season formed on or about September 1, 2008 and dissipated on or about September 16, 2008.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the Fair Market Value of the assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrower, each of its Restricted Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), or acquisitions of Indebtedness, Capital Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.11 of the Agreement.

“Jefferies Finance” has the meaning specified therefor in the preamble to the Agreement.

“L/C” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“Landry’s” has the meaning specified therefor in the preamble to the Agreement.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1 of the Agreement.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Restricted Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable out-of-pocket fees or charges paid or incurred by Agent, Co-Arrangers, or Co-Syndication Agents in connection with the Lender Group’s transactions with Borrower or its Restricted Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, couriers and messengers, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, or the copyright office), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements (up to the amount of any limitation set forth in the Loan Documents), and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any of its Restricted Subsidiaries, (h) Agent’s, each Co-Arranger’s, and each Co-Syndication Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or syndicating (including rating the Term Loan), or amending the Loan Documents, (i) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in amending the Loan Documents, and (j) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of Borrower’s Restricted Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or, during the continuance of an Event of Default, in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the

Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to the Agent (in its sole discretion) in an equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 6.00 percentage points.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Bank Product Agreements, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Market Flex Letter, the Mortgages, the Security Agreement, the Trademark Security Agreement, the Post-Closing Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower any of Borrower’s Restricted Subsidiaries and the Lender Group in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Flex Letter” means that certain market flex and securities demand letter dated as of June 12, 2008 (as amended by that certain letter agreement dated October 17, 2008) among Borrower, Agent, Co-Arrangers, and Co-Syndication Agents.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition of Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Restricted Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Restricted Subsidiaries.

“Material Contract” means, with respect to Borrower, (i) each contract or agreement to which Borrower or any of its Restricted Subsidiaries is a party involving aggregate consideration payable to or by Borrower or such Restricted Subsidiary of $10,000,000 or more (other than operating leases regarding Real Property or purchase orders in the ordinary course of the business of Borrower or such Restricted Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance or properties of Borrower or such Restricted Subsidiary.

“Maximum Interest” shall mean, for any period of determination, the highest rate of interest permitted to be paid under the Agreement under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Revolver Amount” means $50,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgage Policy” has the meaning specified therefor in Schedule 3.1(t).

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Restricted Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by Borrower or any of its Restricted Subsidiaries of assets, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Restricted Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Restricted Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by Borrower or such Restricted Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Restricted Subsidiaries, and are properly attributable to such transaction; and

(b) with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Restricted Subsidiaries, or the issuance by Borrower or any of its Restricted Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Restricted Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, underwriting discounts, and expenses related thereto and required to be paid by Borrower or such Restricted Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Borrower or such Restricted Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Restricted Subsidiaries, and are properly attributable to such transaction.

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

“Obligations” means (a) all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, if any, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated in accordance with the Agreement.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means:

(a) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(b) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(c) the granting of Permitted Liens,

(d) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(e) any involuntary loss, damage or destruction of property,

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(g) the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business,

(h) the sale or issuance of Capital Stock (other than Prohibited Preferred Stock) of Borrower,

(i) the lapse of registered patents, trademarks and other intellectual property of Borrower and its Restricted Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse could not reasonably be expected to result in a Material Adverse Change,

(j) sales, transfers, or other dispositions of assets between or among Borrower and its Restricted Subsidiaries,

(k) an issuance of Equity Interests by a Restricted Subsidiary of Borrower to Borrower or to a Restricted Subsidiary of Borrower,

(l) a Restricted Junior Payment or a Permitted Investment otherwise permitted pursuant to the Agreement,

(m) the sale, abandonment, disposition, lease or sublease of products, inventory, equipment, services, accounts receivable or other assets, or the granting of any option or other right to purchase, lease or otherwise acquire such assets, in the ordinary course of business and any sale or other disposition of assets that are damaged, worn-out, obsolete or otherwise unsuitable for use or unusable by Borrower or its Restricted Subsidiaries in connection with the conduct of their business as determined by Borrower’s Chief Executive Officer, and

(n) any sale or disposition of Real Property (including improvements thereto) in connection with a sale-leaseback transaction consummated within 180 days of the acquisition thereof or the substantial completion of construction of improvements thereto (but in any event no later than 540 days after the date of the acquisition thereof), provided that the funding of such acquisition or construction was not financed with the Net Cash Proceeds of a Permitted Disposition.

“Permitted Holder” means Tilman J. Fertitta and each of his Family Members and Family Trusts.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) without duplication of any Indebtedness covered in any other clause of this definition of Permitted Indebtedness, Indebtedness set forth on Schedule 4.19 and any Permitted Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness,

(d) the incurrence by Borrower and its Restricted Subsidiaries that are Guarantors of (i) Indebtedness represented by (x) the 7.5% Senior Notes (and the related guarantees in respect thereof) in an aggregate principal amount outstanding not to exceed $4,500,000, plus (y) the 9.5% Senior Notes (and the related guarantees in respect thereof) in an aggregate principal amount outstanding not to exceed $396,000,000, less the aggregate principal amount of all repayments, prepayments, redemptions, or purchases of the Senior Notes, and (iii) any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(e) endorsement of instruments or other payment items for deposit,

(f) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Restricted Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(g) Indebtedness incurred in the ordinary course of business under performance, bid, surety, statutory, and appeal bonds,

(h) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(i) the guarantee by Borrower or any of its Restricted Subsidiaries that are Guarantors of Indebtedness of Borrower or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this definition; provided, however, that if the Indebtedness being guaranteed is subordinated in right of payment to the Obligations, then the guarantee of such Indebtedness shall be subordinated to the guaranty of the Obligations to the same extent as the Indebtedness being guaranteed;

(j) the incurrence by Borrower or its Restricted Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging (i) the interest rate or foreign currency risk associated with Borrower’s and its Restricted Subsidiaries’ operations and not for speculative purposes, or (ii) commodity risks associated with Borrower’s and its Restricted Subsidiaries’ operations and not for speculative purposes.

(k) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(l) the incurrence by Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 5 Business Days;

(m) indemnification, adjustment of purchase price or similar obligations, including title insurance, of Borrower or any of its Restricted Subsidiaries, in each case incurred in connection with the acquisition or disposition of any assets of Borrower or any of its Restricted Subsidiaries (other than guaranties of Indebtedness incurred by any Person acquiring all or any such portion of such assets for the purpose of financing such acquisition);

(n) the incurrence of Indebtedness by any Foreign Restricted Subsidiary in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(o) so long as the pro forma Total Leverage Ratio (calculated after giving effect to the incurrence of such additional Indebtedness and based upon Borrower’s most recently ended 12 months for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred), is not greater than 4.0 to 1, Acquired Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness,

(p) Indebtedness composing Permitted Investments, and

(q) Indebtedness incurred by Borrower or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed $20,000,000 at any one time.

“Permitted Intercompany Advances” means loans and expense reimbursements made by (a) a Loan Party to another Loan Party other than Borrower, (b) a non-Loan Party to another non-Loan Party, and (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) any Investment in a Loan Party;

(c) any Investment made as a result of the receipt of non-cash consideration from a Permitted Disposition;

(d) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) on a pro forma basis (including Pro Forma Savings), Borrower and its Restricted Subsidiaries would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed acquisition, any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Prohibited Preferred Stock) of Borrower;

(e) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or Insolvency Proceeding of any trade creditor or customer or upon the foreclosure or enforcement of any Lien in favor of Borrower or any of its Restricted Subsidiaries; or (b) litigation, arbitration or other disputes;

(f) Investments represented by Hedge Agreements so long as the incurrence of Indebtedness under the Hedge Agreement constituted Permitted Indebtedness;

(g) loans or advances to employees made in the ordinary course of business of Borrower or any Restricted Subsidiary of Borrower in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

(h) advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Borrower or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(i) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(j) advances made in connection with purchases of goods or services in the ordinary course of business,

(k) Investments owned by any Loan Party or any of its Restricted Subsidiaries on the Closing Date and set forth on Schedule P-1,

(l) guarantees permitted under the definition of Permitted Indebtedness,

(m) Permitted Intercompany Advances,

(n) Capital Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Restricted Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(o) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(p) non-cash loans to employees, officers, and directors of Borrower or any of its Restricted Subsidiaries for the purpose of purchasing Capital Stock in Borrower so long as the proceeds of such loans are used in their entirety to purchase such Capital Stock in Borrower,

(q) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) Availability plus Qualified Cash of Borrower and its Restricted Subsidiaries both before and immediately after giving effect thereto is greater than (A) with respect to any Investment required to be made by Borrower in Landry’s Gaming, Inc. pursuant to the terms of the Golden Nugget Credit Agreement, $15,000,000 or (B) with respect to any other Investment, $20,000,000, then any other Investments in an aggregate amount not to exceed (1) during 2009, $25,000,000, and (2) during any year thereafter, $5,000,000; provided, however, that (y) if the amount of the Investments permitted to be made in 2010 as set forth in this clause (q)(2) is greater than the actual amount of the Investments actually made in such fiscal year, then such excess amount with respect to 2010 may be carried forward to 2011 and (z) if the amount of Investments permitted to be made in 2009 as set forth in this clause (q)(1) is greater than the actual amount of the Investments actually made in fiscal year 2009, then, so long as the conditions set forth in this clause (q)(i) and (q)(ii)(A) are satisfied at such time, a portion of such excess in an aggregate amount not to exceed $10,000,000 may be carried over and used on or prior to March 31. 2010 to make an Investment in Landry’s Gaming, Inc. pursuant to the terms of the Golden Nugget Credit Agreement,

(r) to the extent that any Permitted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Permitted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Permitted Investment,

(s) to the extent that any Unrestricted Subsidiary of Borrower designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the lesser of (i) the Fair Market Value of Borrower’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; and

(t) Investments consisting of expense reimbursement liabilities owed by Unrestricted Subsidiaries to any Loan Party provided that the aggregate amount of all such Investments outstanding at any time shall not exceed $2,000,000.

“Permitted Liens” means

(a) Liens held by Agent to secure the Obligations,

(b) Liens securing Acquired Indebtedness on property of a Person existing at the time such Person is merged with or into or consolidated with Borrower or any Restricted Subsidiary of Borrower; provided, however, that (i) such Liens were in existence prior to the contemplation of such merger or consolidation, (ii) such Liens do not extend to any assets other than those of the Person merged into or consolidated with Borrower or its Restricted Subsidiary, and (iii) the aggregate amount of Indebtedness subject to Liens under this clause (b) and clause (c) below does not exceed $35,000,000 at any one time outstanding;

(c) Liens securing Acquired Indebtedness on property (including Capital Stock) existing at the time of acquisition of the property by Borrower or any Restricted Subsidiary of Borrower; provided, however, that (i) such Liens were in existence prior to, and not incurred in contemplation of, such acquisition, and (ii) the aggregate amount of Indebtedness subject to Liens under this clause (c) and clause (b) above does not exceed $35,000,000 at any one time outstanding;

(d) Liens for taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) are the subject of Permitted Protests, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor,

(e) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(f) Liens set forth on Schedule P-2, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof,

(g) the interests of lessors under operating leases and licensors of sub-licensors under license agreements,

(h) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Permitted Refinancing Indebtedness in respect thereof,

(i) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor,

(j) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that did not arise in connection with the incurrence of Indebtedness and that do not in the aggregate materially adversely affect the value of the subject properties or materially adversely impair their use in the operation of the business conducted thereon;

(k) Liens securing Permitted Indebtedness of Foreign Restricted Subsidiaries;

(l) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(m) terminable or short-term leases or permits for occupancy, in each case entered into in the ordinary course of business, which leases or permits expressly grant to Borrower or its Restricted Subsidiary the right to terminate them at any time on not more than six month’s notice and do not individually or in the aggregate interfere with the operation of the business of Borrower or its Restricted Subsidiary or individually or in the aggregate impair the use (for its intended purpose) or the value of the property subject thereto,

(n) bankers’ Liens, rights of setoff and similar Liens existing solely with respect to amounts on deposit in one or more Deposit Accounts or Securities Accounts maintained by Borrower or any of its Restricted Subsidiaries,

(o) Liens on inventory as security for any drafts or bills of exchange or documents drawn in connection with the importation or storage of such inventory,

(p) Liens in favor of banks that arise under Article 4 of the UCC on items in collection and documents relating thereto and proceeds thereof and Liens arising under Section 2-711 of the UCC,

(q) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(r) Liens on amounts deposited as security for statutory obligations, surety or appeal bonds, performance bonds, or other obligations of a like nature incurred in the ordinary course of business,

(s) the interest of licensees with respect to non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(t) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of Permitted Refinancing Indebtedness and so long as (i) the replacement Liens only encumber those assets that secured the original Indebtedness, and (ii) if the Lien that is being replaced was the subject of a subordination or intercreditor agreement, the replacement Lien is subject to a subordination or intercreditor agreement that is at least as favorable to Agent and the Lenders,

(u) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(v) Pledges or deposits by Borrower or one of its Restricted Subsidiaries under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits as security for contested taxes or import duties, in each case incurred in the ordinary course of business,

(w) Liens occurring solely by the filing of a UCC financing statement, which filing has not been authorized by Borrower or any Restricted Subsidiary of Borrower,

(x) Any obligations or duties affecting any property of Borrower or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held,

(y) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(z) [intentionally omitted], and

(aa) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $10,000,000.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of Borrower or any of its Restricted Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Restricted Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Restricted Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $20,000,000.

“Permitted Refinancing Indebtedness” means any Indebtedness of Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of Borrower or any of its Restricted Subsidiaries, as applicable (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Post-Closing Agreement” means the Post-Closing Agreement dated as of the date hereof by and among Borrower and Agent.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pre-Opening Expenses” means costs incurred by Borrower or any of its Restricted Subsidiaries prior to opening a business location, including wages and salaries, hourly employee recruiting and training, initial license fees, advertising, pre-opening parties, lease expenses, food costs, utilities, meals, lodging, and travel, plus the cost of hiring and training management teams.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common Capital Stock) on or before a date that is less than 2 years after the Maturity Date, or, on or before the date that is less than 2 years after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common Capital Stock).

“Pro Forma Cost Savings” means, with respect to the relevant period, the projected reductions in costs and expenses during such period that have been approved by Agent, in its Permitted Discretion, and that are to be implemented by the business that was the subject of an acquisition or disposition that are supportable and quantifiable by underlying accounting records of such business, in each case, as if such reductions in costs and expenses had been implemented at the beginning of such period.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions (it being understood that such Projections are subject to uncertainties and contingencies many of which are beyond the control of Borrower and the actual results during the period or periods covered by such Projections may differ significantly from the projected results, and no assurance can be given that such Projections will be realized).

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(c) with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and

(d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loan; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loan.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Restricted Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or its Restricted Subsidiaries.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(c) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Availability” means that Availability exceeds the result of (a) $50,000,000, less (b) the sum of (i) the amount of the closing fees directly associated with the consummation of the Credit Agreement and the Loan Documents, (ii) out of pocket fees and expenses reimbursed by Borrower to WFF or Jefferies Finance (including attorneys fees and costs and title company fees and costs) that are directly associated with the negotiation and consummation of the Loan Documents, (iii) outstanding Letters of Credit in an approximate face amount of $17,000,000, (iv) accrued interest paid at closing in respect of the obligations under the Existing Credit Facility; and (v) Advances on the Closing Date not to exceed $4,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Borrower’s Equity Interests (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Borrower’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Prohibited Preferred Stock) of Borrower, (b) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests of Borrower or any direct or indirect parent of Borrower, or (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Borrower or any Guarantor that is contractually subordinated to the Obligations or any Guaranty (excluding any intercompany Indebtedness between or among Borrower and any of its Restricted Subsidiaries), except a payment of interest or principal on the stated maturity thereof.

“Restricted Subsidiary” means each Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all obligations of Borrower to the Issuing Lender with respect to such Letter of Credit, including (a) the contingent reimbursement obligations of Borrower with respect to the amounts available to be drawn or which may become available to be drawn thereunder, (b) the reimbursement obligations of Borrower with respect to amounts that have been paid by the Issuing Lender to the Underlying Issuer, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a security agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and Guarantors to Agent.

“Senior Notes” means the 7.5% Senior Notes or the 9.5% Senior Notes, or both, as the context requires.

“Senior Notes Documents” means the Senior Notes Indenture and the agreements, documents and instruments executed in connection therewith.

“Senior Notes Indenture” means (a) the Indenture dated as of December 28, 2004 by and among Borrower, as Issuer, the Restricted Subsidiaries of Borrower that are Guarantors party thereto, and U.S. Bank National Association, as Trustee, as amended to the date of the Agreement and (b) the Indenture dated as of October 29, 2007 by and among Borrower, as Issuer, the Restricted Subsidiaries of Borrower that are Guarantors party thereto, and U.S. Bank National Association, as Trustee, as amended to the date of the Agreement.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Shareholder” means, with respect to any Person, the holder of some or all of the Capital Stock of such Person.

“Significant Subsidiary” means any Subsidiary of a Loan Party that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Agreement.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Capital Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Succeeding Fiscal Year” has the meaning specified therefor in Section 7(c) of the Agreement.

“Swing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided that Taxes shall exclude (i) any tax imposed on the net income or net profits of Agent, any Lender, or any Participant (including any branch profits taxes) and franchise taxes imposed on it, in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which Agent, such Lender, or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which Agent’s, such Lender’s, or such Participant’s principal office is located, or, in the case of any Lender, in which its applicable lending office is located, in each case as a result of a present or former connection between Agent, such Lender, or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from Agent, such Lender, or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from Agent’s, a Lender’s, or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Term Loan” has the meaning specified therefor in Section 2.2 of the Agreement.

“Term Loan Amount” means $31,050,000.

“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Borrower’s and its Restricted Subsidiaries Consolidated Funded Indebtedness, to (b) Borrower’s and its Restricted Subsidiaries’ EBITDA for the 12 month period ended as of such date.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“TTM EBITDA” means, as of any date of determination, EBITDA of Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Unrestricted Subsidiary” means (i) each of (a) Landry’s Gaming, Inc., a Nevada corporation, (b) Golden Nugget, Inc., a Nevada corporation, (c) LGE, Inc., a Delaware corporation, (d) GNLV, Corp., a Nevada corporation, (e) GNL, Corp., a Nevada corporation, (f) Golden Nugget Experience, LLC, a Nevada limited liability company, (g) LCHLN, Inc., a Delaware corporation, (h) Island Entertainment, Inc., a Texas corporation, (i) Island Hospitality, Inc., a Texas corporation, (j) Nevada Acquisition Corp., a Delaware corporation, (k) Yorkdale Rainforest Restaurant, Inc., a company organized under the laws of Canada, (l) Stitching Rainforest Cafe, the Netherlands, and (m) Rainforest Cafe Canada Holdings, Inc. and (ii) each Subsidiary (other than any entity that is a Restricted Subsidiary as of the Closing Date), which is acquired or formed after the Closing Date, of any entity identified in clause (i) of this definition of Unrestricted Subsidiary.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Voting Stock” means any specified Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or comparable managers) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” has the meaning specified therefor in the preamble to the Agreement.

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in Section 3.1 of the Agreement is subject to the fulfillment, to the satisfaction of the Agent and each of the Co-Syndication Agents, of each of the following conditions precedent:

(a) the Closing Date shall occur on or before December 23, 2008;

(b) Agent shall have received a letter duly executed by Borrower and each Guarantor authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c) Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(d) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)	the Controlled Account Agreements,

(ii)	the Control Agreements,

(iii)	the Copyright Security Agreement,

(iv)	the Fee Letter,

(v)	the Flow of Funds Agreement,

(vi)	the Guaranty,

(vii)	the Intercompany Subordination Agreement,

(viii)	the Mortgages,

(ix)	the Security Agreement,

(x)	the Trademark Security Agreement, and

(xi)	the Post-Closing Agreement.

(e) Agent shall have received a certificate from the Secretary or an Assistant Secretary of Borrower (i) attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party, (ii) authorizing specific officers of Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Borrower;

(f) Agent shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or an Assistant Secretary of Borrower;

(g) Agent shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(h) Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

(i) Agent shall have received a certificate from the Secretary or an Assistant Secretary of each Guarantor (i) attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, (ii) authorizing specific officers of such Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of Guarantor;

(j) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or an Assistant Secretary of such Guarantor;

(k) Agent shall have received a certificate of status with respect to each Guarantor (other than Landry’s Seafood House – Biloxi, Inc.), dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

(l) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

(m) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be reasonably satisfactory to Agent;

(n) Agent shall have received Collateral Access Agreements with respect to the following locations: 1510 West Loop South, Houston, Texas 77027;

(o) Agent shall have received opinions of Borrower’s counsel (including Borrower’s local counsel in each state where the Real Property Collateral having an appraised value of $5,000,000, or greater, is located) in form and substance reasonably satisfactory to Agent;

(p) Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents;

(q) Agent shall have received completed reference checks with respect to Borrower’s senior management, the results of which are reasonably satisfactory to Agent;

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(r) Agent shall have received a set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent;

(s) Agent shall have received so-called “flash” financial reporting (including the essential components of an income statement and accompanied by an officer’s certificate reasonably acceptable to the Co-Arrangers) relative to Borrower and its Restricted Subsidiaries for the month and the twelve months ended November 30, 2008, which financial reporting, the Co-Arrangers shall be reasonably satisfied, show that pro forma EBITDA of Borrower and its Restricted Subsidiaries (calculated in a manner Agent agrees is appropriate) for the twelve-month period ended as of November 30, 2008 was not less than $117,500,000;

(t) Agent shall have received so-called “flash” financial reporting (including the essential components of an income statement reasonably acceptable to the Co-Arrangers) relative to the Gaming Business (as defined in the Commitment Letter) for the month and the twelve months ended November 30, 2008, which financial reporting, the Co-Arrangers shall be reasonably satisfied, show that pro forma EBITDA of the Gaming Business (as defined in the Commitment Letter) (calculated in a manner Agent agrees is appropriate) for the twelve-month period ended as of November 30, 2008 was not less than $57,500,000;

(u) Agent shall have received (i) appraisals of substantially all of the parcels composing the Real Property Collateral reasonably satisfactory to Agent, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) for any Real Property Collateral located in Kemah, Texas or with an appraised value in excess of $5,000,000, which mortgagee title policies shall be issued by a title insurance company reasonably satisfactory to Agent, in amounts reasonably satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and otherwise shall be in form and substance reasonably satisfactory to Agent; provided that Borrower shall not be obligated to pay more than $250,000 in premiums for Agent to obtain such Mortgage Policies;

(v) Agent shall have received a phase-I environmental report and a real estate survey with respect to substantially all of the parcels composing the Real Property Collateral; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be reasonably acceptable to Agent;

(w) Agent shall have received copies of each of the material Senior Notes Documents, which shall be in form and substance reasonably satisfactory to Agent, together with a certificate of the Secretary or Assistant Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof as of the Closing Date,

(x) Agent shall have received a certificate from the Secretary of Borrower to the effect that the proposed merger of Fertitta Acquisition Co. with and into Borrower has not been consummated on or prior to the Closing Date;

(y) No event, circumstance, or change has occurred that has or would reasonably be expected to result in a Material Adverse Effect (as such term is defined in the Commitment Letter) with respect to the Loan Parties and their Restricted Subsidiaries (i) since October 17, 2008, or (ii) since December 31, 2007 as a result of facts not actually known to the Co-Arrangers as of October 17, 2008;

(z) Agent shall have received evidence reasonably satisfactory to it (including Agent’s receipt of (i) a letter in form and substance reasonably satisfactory to Agent respecting the amount necessary to

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repay in full all of the obligations of Borrower and its Restricted Subsidiaries owing under the Existing Credit Facility and making arrangements to release all of the Liens existing in favor of the agents or lenders under the Existing Credit Facility in and to the assets of Borrower and its Restricted Subsidiaries, and (ii) termination statements and other documentation in form appropriate for filing or recording to evidence the termination all of the Liens existing in favor of the agents or lenders under the Existing Credit Facility) that simultaneously with the initial Advances and other extensions of credit under the Agreement, the Indebtedness outstanding under the Existing Credit Facility shall be paid in full, all commitments relating thereto shall have been terminated, and arrangements have been made to release or terminate all liens or security interests related thereto;

(aa) Agent shall have received evidence satisfactory to it that after giving effect to the transactions contemplated by the Loan Documents, Borrower and its Subsidiaries shall have no outstanding indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the Obligations, (ii) the Indebtedness evidenced by the Senior Notes, (iii) approximately $430,000,000 (which is inclusive of the indebtedness under that certain promissory note in the original principal amount of $4,000,000 issued in favor of K&F Limited Partnership) of indebtedness of the Golden Nugget, Inc. and its Subsidiaries (plus the principal amount of any indebtedness incurred by Golden Nugget, Inc. and its Subsidiaries on or after the date of the Commitment Letter pursuant to the Golden Nugget Credit Agreement (as in effect on June 12, 2008)) and approximately $10.0 million of Indebtedness of other Unrestricted Subsidiaries, and (iv) such other limited Indebtedness as may be agreed to by Agent.

(bb) Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Restricted Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(cc) Agent shall have received evidence satisfactory to it that the incurrence by the Loan Parties of the Obligations under the Credit Agreement and the Guarantied Obligations (as defined in the Guaranty) under the Guaranty are permitted under the terms of the Senior Note Documents, together with a certificate from the chief financial officer of Borrower setting forth the analysis necessary to establish that the Obligations constitute Permitted Indebtedness (as defined in the Senior Note Documents) under the Senior Note Documents and certifying thereto;

(dd) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement; and

(ee) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

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Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies to each Lender), each of the financial statements, reports, or other items set forth set forth below at the following times in form reasonably satisfactory to Agent:

as soon as available, but in any event within 45 after the end of each of the first three quarters during each of Borrower’s fiscal years

(a) an unaudited consolidated (including separate line items for (i) the Loan Parties, (ii) the Unrestricted Subsidiaries, and (iii) Landry’s Gaming, Inc. and its Subsidiaries) balance sheet, income statement, and statement of cash flow covering Borrower’s and Borrower’s Restricted Subsidiaries’ operations during such period.

(b) a Compliance Certificate.

as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years

(c) consolidated (including separate line items for (i) the Loan Parties, (ii) the Unrestricted Subsidiaries, and (iii) Landry’s Gaming, Inc. and its Subsidiaries) financial statements of Borrower, and Borrower’s Restricted Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and together with a certification and opinion, in form and substance acceptable to the Required Lenders in their Permitted Discretion, by such accountants including as to having been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management).

(d) a Compliance Certificate.

as soon as available, but in any event no later than the end of each of Borrower’s fiscal years,

(e) copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) consistent with the format that was provided to Agent prior to the Closing Date, and for the forthcoming fiscal year, quarter by quarter.

To the extent Borrower is required to make such filings, if and when filed by Borrower or any of its Restricted Subsidiaries,

(f) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports.

(g) any other filings made by any Loan Party with the SEC.

(h) copies of all proxy statements, financial statements and reports that are provided by Borrower or any of its Restricted Subsidiaries to its shareholders generally, only if Borrower is required to make or issue such information to its shareholders.

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promptly, but in any event within 5 days after any Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default under the Loan Documents or a default or event of default under any of the Senior Note Documents,	(i) notice of such event or condition and a statement of the curative action that Borrower or such Loan Party proposes to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Parent, Borrower, or any of Borrower’s Restricted Subsidiaries,

(j) notice of all actions, suits, or proceedings brought by or against any of Borrower or any of Borrower’s Restricted Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

promptly upon delivery thereof by Borrower or any of its Restricted Subsidiaries

(k) without duplication of any items required to be delivered pursuant to any other subsection of this Schedule 5.1, copies of any non-routine statement, notice, or report delivered by Borrower or any of its Restricted Subsidiaries in connection with any Permitted Indebtedness.

as soon as available, but in any event within 30 days after the end of each of Borrower’s fiscal years,

(l) a report summarizing the insurance coverage (specifying amount, type, and carrier) in effect for Borrower and its Restricted Subsidiaries and containing such additional information as Agent or any member of the Lender Group may reasonably require.

upon the request of Agent,

(m) any other information reasonably requested relating to the financial condition of Borrower or its Restricted Subsidiaries, and

(n) copies of all financial reports (including management letters), if any, submitted to Borrower or any of Borrower’s Restricted Subsidiaries by such Person’s auditors in connection with any annual or interim audit of the books thereof.

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Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form reasonably satisfactory to Agent:

Quarterly (no later than (i) the 45th day after the end of each of the first three fiscal quarters of each of Borrower’s fiscal years or (ii) the 90th day after the end of the fourth fiscal quarter of each of Borrower’s fiscal years)

(a) a list of Borrower’s and Borrower’s Restricted Subsidiaries’ new restaurants or new locations owned, leased or franchised by any of Borrower or any Restricted Subsidiary of Borrower, and any sale, disposition, or change in the ownership or operation of any restaurant and location.

(b) copies of each Material Contract that is entered into after the Closing Date since the delivery of the previous Compliance Certificate and copies of each amendment to any Material Contract that is entered into after the Closing Date since the delivery of the previous Compliance Certificate together with an updated Schedule 4.17 listing such additional Material Contracts.

Upon request by Agent

(c) a report regarding Borrower’s and Borrower’s Restricted Subsidiaries’ accrued, but unpaid, ad valorem taxes.

(d) such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request.